PRESS RELEASE	Contact: Jeff W. Dick
Hold for Release October 22, 2020 8:00AM EDT	(703) 481-4567

MainStreet Bancshares, Inc. Announces Authorization of Common Stock Repurchase Program

Fairfax, Virginia – Mainstreet Bancshares, Inc. (NASDAQ: MNSB & MNSBP) today announced that the Board of Directors of the Company authorized a new plan to repurchase up to $17 million of the Company's outstanding common stock.  The new common stock repurchase program replaces the Company’s previous repurchase program.

Jeff W. Dick, Chairman and Chief Executive Officer, commented, "The Company’s financial performance and well-capitalized designation allows us the opportunity to provide liquidity to our shareholders as part of our capital allocation strategy at a time where we continue to produce positive shareholder returns."

Stock repurchases under the new program will be made from time to time, on the open market or in privately negotiated transactions, at the discretion of the management of the Company and in accordance with the limitations set forth in Rule 10b-18  under the Securities  Exchange  Act of 1934 (the “Exchange Act”) and other applicable legal requirements. In addition, open market repurchases of common stock may be made pursuant to Rule 10b5-1 under the Exchange Act which would permit common stock to be repurchased at a time when the Company might otherwise be precluded from doing so under insider trading laws or self-imposed trading restrictions.   The timing of these repurchases will depend on a number of factors, including, but not limited to, the market price of the shares, general market and economic conditions, applicable legal requirements and other conditions.

The Company currently anticipates the share repurchase program will extend over a two-year time frame, or earlier if the shares have been repurchased. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of shares, and the program may be extended, modified, suspended, or discontinued at any time.

ABOUT MAINSTREET BANCSHARES, INC.  MainStreet Bancshares, Inc. is a bank holding company headquartered in Fairfax, Virginia.  The Company's common stock trades on the NASDAQ Capital Market under the symbol "MNSB" and the Company’s preferred stock trades on the NASDAQ Capital Market under the symbol, “MNSBP”.   Equity research coverage on the Company is currently provided by Janney Montgomery Scott.

ABOUT MAINSTREET BANK:  MainStreet operates seven branches in Herndon, Fairfax, Fairfax City, McLean, Leesburg, Clarendon, and Washington D.C.  MainStreet Bank has 55,000 free ATMs and a fully integrated online and mobile banking solution.  The Bank is not restricted by a conventional branching system, as it can offer business customers the ability to Put Our Bank in Your Office®. With robust and easy-to-use online business banking technology, MainStreet has “put our bank” in well over 1,000 businesses in the metropolitan area.

MainStreet Bank has a full complement of payment solutions for financial technology companies and has nationally known market leaders on-staff ready to create a perfect solution for their needs.

MainStreet Bank has a robust line of business and professional lending products, including government contracting lines of credit, commercial lines and term loans, residential and commercial construction, and commercial real estate.  MainStreet also works with the SBA to offer 7A and 504 lending solutions.  From sophisticated cash management to enhanced mobile banking and instant-issue Debit Cards, MainStreet Bank is always looking for ways to improve our customer’s experience.

MainStreet Bank was the first community bank in the Washington, DC metropolitan area to offer a full online business banking solution.  MainStreet Bank was also the first bank headquartered in the Commonwealth of Virginia to offer CDARS – a solution that provides multi-million-dollar FDIC insurance.  Further information on the Bank can be obtained by visiting its website at mstreetbank.com.

This release contains forward-looking statements, including our expectations with respect to future events that are subject to various risks and uncertainties.  The statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations include: fluctuation in market rates of interest and loan and deposit pricing, adverse changes in the overall national economy as well as adverse economic conditions in our specific market areas, future impacts of the novel coronavirus (COVID-19) outbreak, maintenance and development of well-established and valued client relationships and referral source relationships, and acquisition or loss of key production personnel.

We caution readers that the list of factors above is not exclusive. The forward-looking statements are made as of the date of this release, and we may not undertake steps to update the forward-looking statements to reflect the impact of any circumstances or events that arise after the date the forward-looking statements are made.  In addition, our past results of operations are not necessarily indicative of future performance.